Exhibit 99.1



              Ibis Technology Announces Second Quarter 2006 Results


    DANVERS, Mass.--(BUSINESS WIRE)--July 26, 2006--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the second quarter ended June 30, 2006.
    Ibis receives payments from its customers upon reaching certain agreed upon milestones, such as initiation of an order, factory acceptance, shipment, and final acceptance of an order. However, the Company does not recognize revenue on the sale of an implanter until the system has been installed at the customer's site and final customer acceptance has been achieved. As expected, the implanter that was shipped to SUMCO earlier this year has not yet achieved final customer acceptance, therefore no revenue from the sale of that tool was recognized in the quarter.
    Total revenues for the second quarter of 2006 were $42,000, compared to total revenues in the preceding quarter of $6.3 million, which included approximately $6.0 million of equipment revenue related to the customer acceptance and revenue recognition of an i2000 implanter during the first quarter. Total revenues in the second quarter of 2005 were $199,000.
    Net loss for the 2006 second quarter was $2.2 million, or a loss of $0.20 per share, compared to a net income for the preceding quarter of $1.4 million, or $0.12 per share. Net loss in the second quarter of 2005 was $2.6 million, or a loss of $0.25 per share. Net loss for the second quarter of 2006 reflects stock based compensation charges of $97,000, or $0.01 per share, associated with the implementation of Statement of Financial Accounting Standards No. 123(R).
    For the first half of 2006, total revenues were $6.3 million compared to $365,000 for the first half of last year. Net loss for the first six months of 2006 was $801,000, or $0.07 per share, compared to a loss of $5.3 million, or $0.50 per share for the first half of 2005.
    The second Ibis i2000 oxygen implanter sold to Sumitomo Mitsubishi Silicon Corporation (SUMCO), one of the world's largest silicon wafer manufacturers, has been installed in SUMCO's facility in Japan. Although the system already has achieved the performance specifications defined by the original purchase order, Ibis and SUMCO are working together to reach a new, lower threshold for metallic contamination. The result will be improved product quality. Once this additional milestone is achieved and customer acceptance is received for the implanter, we will recognize approximately $7.0 million in revenue.
    "The strategic partnership we have with SUMCO is producing measurable results in terms of advanced SIMOX-SOI technology," said Martin J. Reid, president and CEO of Ibis Technology Corporation. "Product quality and implanter throughput are both being improved.
    "We are also continuing to invest in our manufacturing processes to reduce cycle time in anticipation of the need to manufacture multiple implanters annually. The assembly process for the next machine will be used to test and further optimize these processes."

    Corporate Outlook

    Commenting on the Company's future outlook, Reid said, "We continue to expect final customer acceptance of the second SUMCO implanter, which is based on meeting customer engineering requirements, by the end of the third quarter of 2006. This would allow for revenue recognition at that time.
    "We also continue to look forward to the possibility of an additional order for multiple tools in 2006. However, because of customer scheduling requirements, we do not expect that any such orders would result in additional revenue being recognized in this year. The SOI market, we believe, is still in its early stages and the pace of SOI adoption is difficult to predict; therefore, forecasting implanter sales will remain extraordinarily difficult and there are no guarantees with regard to the timing or the quantity of these potential orders."
    The Company ended the second quarter of 2006 with approximately $7.5 million in cash, and believes that with the final payment upon customer acceptance of the second SUMCO unit it will have sufficient cash to support operations at current levels through at least the next 12 months.

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its second quarter 2006 results and outlook for the future on July 26, 2006 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 850-521-5128. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately three weeks.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the Company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the expected on-site acceptance of the second i2000 implanter ordered by SUMCO, (ii) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (iii) the timing and likelihood of revenue recognition on the second SUMCO implanter, (iv) the timing of SUMCO's ramping to production quantities on the first i2000 implanter (v) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (vi) the Company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (vii) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (viii) the Company's plan to focus on supplying implanters to wafer manufacturers, (ix) the Company's expectations regarding future orders for i2000 implanters, (x) the adequacy of the Company's cash resources for continuing and future operations, and
(xi) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005. All information set forth in this press release is as of July 26, 2006, and Ibis undertakes no duty to update this information unless required by law.


                     -- Financial Tables Follow --

                      Ibis Technology Corporation
                   Condensed Statement of Operations

                            Unaudited                 Unaudited
                         Quarter Ended             6 Months Ended
                            June 30,                   June 30,
                        2005         2006          2005        2006
License and other
 revenue           $    96,000  $    28,000   $   164,000  $  283,000
Equipment revenue      103,000       14,000       201,000   6,020,000
                   ---------------------------------------------------
   Total revenue       199,000       42,000       365,000   6,303,000
                   ---------------------------------------------------
Cost of contract
 and other revenue           0            0             0           0
Cost of equipment
 revenue               222,000       53,000       522,000   2,726,000
                   ---------------------------------------------------
   Gross profit
    (loss)             (23,000)     (11,000)     (157,000)  3,577,000
                   ---------------------------------------------------
General and
 administrative        650,000      675,000     1,212,000   1,314,000
Marketing and
 sales                 402,000      300,000       792,000     617,000
Research and
 development         1,568,000    1,357,000     3,250,000   2,686,000
                   ---------------------------------------------------
   Loss from
    operations      (2,643,000)  (2,343,000)   (5,411,000) (1,040,000)
Other income
 (expense)              55,000      177,000        95,000     240,000
Income tax expense           0            0         1,000       1,000
                   ---------------------------------------------------
Loss from
 continuing
 operations         (2,588,000)  (2,166,000)   (5,317,000)   (801,000)
Gain (loss) from
 discontinued
 operations            (57,000)           0       (15,000)          0
                   ---------------------------------------------------
   Net loss        ($2,645,000) ($2,166,000)  ($5,332,000)  ($801,000)
                   ---------------------------------------------------
Loss from
 continuing
 operations per
 share:
   Basic                ($0.24)      ($0.20)       ($0.50)     ($0.07)
   Diluted              ($0.24)      ($0.20)       ($0.50)     ($0.07)
Weighted average number
of shares used in
loss from continuing
operations per share
calculation:
   Basic            10,726,305   10,835,385    10,722,968  10,825,761
   Diluted          10,726,305   10,835,385    10,722,968  10,825,761
Net loss per share:
   Basic                ($0.25)      ($0.20)       ($0.50)     ($0.07)
   Diluted              ($0.25)      ($0.20)       ($0.50)     ($0.07)
Weighted average number
of shares used in
net loss per share
calculation:
   Basic            10,726,305   10,835,385    10,722,968  10,825,761
   Diluted          10,726,305   10,835,385    10,722,968  10,825,761


                       Condensed Balance Sheets

                                            Unaudited       Unaudited
                                           December 31,      June 30,
                                               2005            2006
Assets
Current assets:
   Cash and cash equivalents              $  6,857,000   $  7,557,000
   Accounts receivable                          91,000         65,000
   Inventories                               6,276,000      4,772,000
   Other current assets                        616,000        517,000
      Current assets                        13,840,000     12,911,000
Property and equipment                       5,097,000      4,539,000
      Other assets                           1,055,000        935,000
                                          ----------------------------
      Total assets                        $ 19,992,000   $ 18,385,000
                                          ============================
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                            231,000        485,000
   Accrued Liabilities                       1,201,000      1,141,000
   Deferred revenue                          7,263,000      5,963,000
                                          ----------------------------
      Current liabilities                    8,695,000      7,589,000
                                          ----------------------------
      Total liabilities                      8,695,000      7,589,000
                                          ----------------------------
Stockholders' equity                        11,297,000     10,796,000
                                          ----------------------------
   Total liabilities and stockholders'
    equity                                $ 19,992,000   $ 18,385,000
                                          ============================




    CONTACT: Company Contact:
             Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 941-497-1622
             President